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                                                               EXHIBIT 11

                      NAVISTAR INTERNATIONAL CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES
                      ----------------------------------
                  COMPUTATION OF NET INCOME PER COMMON SHARE

A.  Primary:  See the Statement of Income of this Form 10-Q.

B. Full Dilution: Net income per common share assuming full dilution is computed by assuming that all options and warrants which are exercisable below market prices are exercised and the proceeds applied to reduce common stock outstanding. The computations assume that convertible preferred and preference stock are converted to common stock. Income is divided by the average number of common shares outstanding and unconditionally issuable at the end of each month during the period, adjusted for the net effects of the exercise of options and warrants and the conversion of convertible preferred and preference stocks.


                            THREE MONTHS ENDED      NINE MONTHS ENDED
                                  JULY 31                JULY 31
                            ------------------     -------------------
Millions of Dollars           1996       1995        1996       1995
- ----------------------------------------------------------------------
Net income ...............  $     17   $     39    $     65   $    108
                            ========   ========    ========   ========
Average Common and
  common equivalent
  shares (millions):

Average common shares
  outstanding as adjusted
  per primary calculations
 (millions) ..............      73.8       74.3        73.8       74.4
Assuming conversion of
  Series G Preferred Stock        .6         .6          .6         .6
                            --------   --------    --------   --------

Average common and dilutive
  common equivalent shares
  as adjusted ............      74.4       74.9        74.4       75.0
                            ========   ========    ========   ========

Income per common share
  assuming full dilution
  (dollars):

Net income ...............  $    .22 # $    .53 #  $    .87 # $   1.45 #
                            ========   ========    ========   ========

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# This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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